Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus constituting a part of the Registration Statement on Form S-3, Amendment No. 2, of our report dated March 12, 2010, relating to the consolidated financial statements, and the consolidated financial statement schedule as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009 of Hill International, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Hill International, Inc. filed with the Securities and Exchange Commission on March 12, 2010, which report expressed an unqualified opinion.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

May 25, 2010
Edison, New Jersey